CAMPBELL ALTERNATIVE ASSET TRUST
MONTHLY REPORT - September 2005

STATEMENT OF CHANGES IN NET ASSET VALUE

Net Asset Value (23,307.254 units) at August 31, 2005	$36,671,981
Additions of 33.244 units on September 30, 2005	54,353
Redemptions of (18.204) units on September 30, 2005	(29,763)
Offering Costs	(28,669)
Net Income (Loss) - September 2005	1,463,102

Net Asset Value (23,322.294 units) at September 30, 2005	$38,131,004

Net Asset Value per Unit at September 30, 2005	$1,634.96

STATEMENT OF INCOME (LOSS)

Income:
Gains (losses) on futures contracts:
Realized	$319,954
Change in unrealized	509,450
Gains (losses) on forward contracts:
Realized	(328,700)
Change in unrealized	969,858
Interest income	102,632
1,573,194
Expenses:
Brokerage fee	103,577
Performance fee	0
Operating expenses	6,515

110,092

Net Income (Loss) - September 2005	$1,463,102

FUND STATISTICS

Net Asset Value per Unit on September 30, 2005	$1,634.96
Net Asset Value per Unit on August 31, 2005	$1,573.41
Unit Value Monthly Gain (Loss) %	3.91%
Fund 2005 calendar YTD Gain (Loss) %	8.90%

To the best of my knowledge and belief, the information contained herein is accurate and complete.

/s/ Theresa D. Becks
Theresa D. Becks, Chief Financial Officer Campbell & Company, Inc. Managing Owner Campbell Alternative Asset Trust Prepared without audit

Dear Investor,

We are pleased to report positive returns in September as many of the trends in the major financial sectors resumed their course. The same sectors that reversed so sharply in August were the most profitable this month, while Energy, the only sector that was profitable in August, made losses in September as crude oil prices finally settled lower. The US Dollar rallied strongly from the start of the month following the late-August sell-off, and again approached the highs for the year. Although we lost money on some non-Dollar trades, the Currency sector proved profitable overall. Equally profitable for our portfolios and a welcome relief for many investors, Equities also finished mostly higher. Fixed income instruments ended lower after the sharp reversals in August, and provided solid gains for our short positions. The sharp gyrations of the past several months have been disorienting but they are in fact a normal part of a typical investment cycle. Over time our systematic approach has been tuned to trade through short-term volatility, to enable us to catch trends that fail and then resume. Depending on when in the calendar month these gyrations occur, we may in the interim have to report up months and down months, but our goal is a constant: to deliver consistent, attractive, absolute and risk-adjusted returns to our investors.

Sincerely,
Bruce Cleland
President & CEO